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                                                                    EXHIBIT 99.2


[PSYCHIATRIC SOLUTIONS LOGO]


CONTACT:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700


               PSYCHIATRIC SOLUTIONS COMPLETES PRIVATE OFFERING OF
                    $150 MILLION OF SENIOR SUBORDINATED NOTES

                                 -------------

   RECEIVES SECOND HALF OF NET PROCEEDS FROM PREVIOUSLY ANNOUNCED $25 MILLION CONVERTIBLE PREFERRED STOCK PLACEMENT AND EXPANDS REVOLVING CREDIT FACILITY

FRANKLIN, Tenn. (June 30, 2003) - Psychiatric Solutions, Inc. ("PSI") (Nasdaq:
PSYS) today announced that it has completed a private offering of $150 million of senior subordinated notes. The net proceeds of the offering will be used primarily to finance the acquisition of Ramsay Youth Services, Inc. (Nasdaq:
RYOU), to refinance a substantial portion of PSI's debt and to repay all of the debt of Ramsay Youth Services. In connection with the offering, PSI amended and restated its senior credit facility with CapitalSource Finance LLC. The amended and restated credit facility is comprised of a $50.0 million senior secured revolver, which was expanded from $28 million, and a $17.0 million senior secured note.

         The Company also reported that it has received the second half of the net proceeds from the $25 million private placement of convertible preferred stock that was announced earlier this year.

         Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its ownership and operation of freestanding psychiatric inpatient facilities and its management of psychiatric units within general acute care hospitals owned by others. PSI currently operates 22 owned or leased freestanding facilities with more than 2,700 inpatient beds, manages 10 freestanding facilities for government agencies and manages 48 psychiatric units for others.


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